Exhibit 10.1
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made as of June 6, 2006, by and between Aether Holdings, Inc., a Delaware corporation (the “Company”), and Robert W. D’Loren (the “Executive”), each a “Party” and collectively the “Parties.” Unless otherwise indicated, capitalized terms used herein are defined in Section 2.1.
     WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to enter into an employment agreement with the Executive and the Executive is willing to serve as an employee of the Company.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, including the Option Grant, as defined below, it is agreed by and between the Executive and the Company as follows:
ARTICLE I
EMPLOYMENT TERMS
     1.1 Employment. The Company will employ the Executive, and the Executive accepts employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in Section 1.4(a) hereof (the “Employment Period”).
     1.2 Position and Duties.
     (a) Generally. The Executive shall serve as the Chief Executive Officer of the Company and, in such capacity shall be responsible for the general management of the business, affairs and operations of the Company, shall perform such duties as are customarily performed by a chief executive officer of a company and shall have such power and authority as shall reasonably be required to enable him to perform his duties hereunder; provided, however, that in exercising such power and authority and performing such duties, he shall at all times be subject to the authority, control and direction of the Board of Directors of the Company (the “Board”). The Executive shall at all times be the most senior executive of the Company. Without limitation on any of the foregoing, the Executive shall have senior management authority and responsibility with respect to the management and operations of the Company and its business, including implementation of the business strategy of the Company consistent with strategy and policies approved by the Board. Immediately following the Effective Date, the Company shall take all necessary and appropriate action to appoint Executive as a member of the Board, and the Company shall nominate the Executive for re-election as a director at each election of directors that occurs during the Employment Period.
     (b) Duties and Responsibilities. The Executive shall report to the Board and shall devote his full business time and attention to the business and affairs of the Company and its Subsidiaries. The Executive shall perform his duties and responsibilities in a diligent, trustworthy, businesslike and efficient manner and shall use his best efforts during the Employment Period to protect, encourage and promote the best interests of the Company and its stockholders. The Executive shall not engage in any other business activities that could reasonably be expected to conflict with the Executive’s duties, responsibilities and obligations hereunder (it being agreed that the Executive’s management of his personal investments will not be deemed to violate this provision, subject to compliance with the Company’s ethics and other applicable policies and provided that such activities do not interfere in any material respect with the performance of his obligations to the Company); provided, that the Executive may serve on the board of directors of (i) those entities set forth on Schedule 1.2(b) hereof, (ii) any not-for-profit, civic or charitable entities so long as such activities do not interfere individually or in the aggregate with the Executive carrying out his responsibilities and performing his obligations to the Company, consistent with his position and the terms of this Agreement and (iii) subject to such limitations as the Board may reasonably impose, other for-profit entities where such service is intended to advance the business interests of the Company and does not create a conflict of interest.
     (c) Principal Office. The principal place of performance by the Executive of his duties hereunder shall be the Company’s principal executive offices in New York, New York, although the Executive may be required to travel outside of the area where the Company’s principal executive offices are located in connection with the business of the Company.
     1.3 Compensation.
     (a) Base Salary. The Executive’s base salary shall be $750,000.00 per annum (the “Base Salary”). The Base Salary payable for Fiscal Year 2006 shall be pro rated based on the number of days from and including the Effective Date through and including December 31, 2006. The Base Salary will be payable to the Executive by the Company in regular installments in accordance with the Company’s general payroll practices. The Executive shall receive such increases (but not decreases) in his Base Salary as the Board, or the compensation committee of the Board, may approve in its sole discretion from time to time; provided that the Executive’s Base Salary will be reviewed for potential upward adjustment not less often than annually.
     (b) Annual Bonus. Executive shall be eligible for an annual bonus (the “Annual Bonus”) pursuant to the terms set forth in the 2006 Management Bonus Plan (the “Plan”). For the avoidance of doubt, the Plan provides that the Annual Bonus payable to the Executive shall be no less than 50% of the Bonus Pool (as such term is defined in the Plan) for the applicable Fiscal Year, subject to satisfaction of the performance standards required therein, and for any Fiscal Year in which the Employment Period begins after the first day of such Fiscal year or ends before the last day of such Fiscal Year, the amount available under the Plan may be pro rated based upon the portion of the Fiscal Year not worked by the Executive. The Annual Bonus shall be payable 50% in cash and 50% in shares of restricted common stock of Company (the “Bonus Shares”), unless otherwise agreed to by the Executive, which if agreed shall be binding on the Company. Bonus Shares shall be issued pursuant to the terms of any applicable Company equity incentive plan that has been approved by the Company’s stockholders and is subject to an effective registration statement on Form S-8. The Bonus Shares will vest in three equal installments on each of the first, second and third anniversaries of grant, subject to the Executive’s continued employment with the Company on each vesting date, and further subject to accelerated vesting under the applicable incentive plan, the applicable grant agreement and the terms of this Agreement. The Bonus Shares shall be valued, for purposes of determining the number to be granted to the Executive, based on a 30-day moving average of the last reported sale price of Company’s common stock as reported on the Nasdaq (or such other exchange or market on which Company’s common stock is then traded), measured over the 30 trading days immediately prior to the grant date. The Annual Bonus shall be awarded to the Executive on the earlier of (i) March 15 of each year, with respect to the prior Fiscal Year, or (ii) the date of filing of the Company’s annual report on Form 10-K for the prior Fiscal Year.
     (c) Withholding. All payments made under this Agreement (including Base Salary, bonus payments, and other amounts) shall be subject to withholding for income taxes, payroll taxes and other legally required deductions.
     (d) Automobile Allowance. The Company will furnish the Executive with an automobile appropriate for his level of position and shall pay all of the related expenses for gasoline, insurance, maintenance and repairs, up to a maximum of $2,000 per month.
     (e) Expenses. The Company will reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement that are consistent with the Company’s policies in effect at that time with respect to travel, entertainment and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses.
     (f) Vacation; Holiday Pay and Sick Leave. The Executive shall be entitled to four (4) weeks’ paid vacation in each calendar year, which if not taken during any year may be carried forward to any subsequent year. Executive shall receive holiday pay and paid sick leave as provided to other executive employees of the Company. Upon cessation of Executive’s employment for any reason, Executive shall receive pay for all accrued and unused vacation, calculated at his base salary rate in effect at the time of the cessation of his employment, provided that the amount of vacation that Executive shall be entitled to accrue during the Term shall be in accordance with Company policy.
     (g) Additional Benefits. During the Employment Period, the Executive shall be entitled to participate (for himself and, as applicable, his dependents) in the group medical, life, 401(k) and other insurance programs, employee benefit plans and perquisites which may be adopted by the Board, or the compensation committee of the Board, from time to time, for participation by the Company’s senior management or executives, as well as dental, life and disability insurance coverage, with payment of, or reimbursement for, such insurance premiums by the Company, subject to, in all cases, the terms and conditions established by the Board with respect to such plans (collectively, the “Benefits”); provided, however, that the Board, in its reasonable discretion, may revise the terms of any Benefits so long as such revision does not have a disproportionately negative impact on the Executive vis-à-vis other Company employees, to the extent applicable.
     (h) Life Insurance. The Company shall use its best efforts to obtain and maintain in full force and effect during the Employment Period a term life insurance policy covering the life of the Executive for the benefit of his designee(s) in the amount of $5,000,000.
     (i) Indemnification. The Executive shall be entitled to indemnification by the Company in the same circumstances and to the same extent as the other executive officers and directors of the Company, which indemnification shall in no event be less favorable to the

Executive than the fullest scope of indemnification permitted by applicable Delaware law (or any such greater scope of indemnification provided by agreement or by the terms of the Company’s Certificate of Incorporation or By-Laws to any executive officer or director of the Company). The Executive shall also be named as an additional insured under the directors’ and officers’ liability insurance policy maintained by the Company and shall be entitled to the same level of coverage provided thereby to the other executive officers and directors of the Company.
     (j) Stock Options. On the Effective Date, the Executive shall receive a grant (the “Option Grant”) of nonqualified options to purchase 2,686,976 shares of Company’s common stock, each with an exercise price equal to the fair market value of the Company’s common stock on the date of grant, and a 10-year term (the “Stock Options”). The Stock Options shall be granted pursuant to and be subject to the terms of Company’s 1999 Equity Incentive Plan (the “Plan”) and customary grant agreements. The Stock Options shall vest and become exercisable in equal amounts on the first, second and third anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on each vesting date, and further subject to accelerated vesting under the 1999 Equity Incentive Plan, the grant agreement and the terms of this Agreement; provided that in the event of the Executive’s termination by the Company without Cause, the Executive’s resignation with Good Reason or upon a Change of Control (as defined below), the Executive shall immediately be fully vested in all of the Stock Options. Except as provided in the preceding sentence, any unvested options shall be forfeited upon termination of this Agreement, and any options that are vested but unexercised upon termination shall be subject to the terms and conditions of the 1999 Equity Incentive Plan or, if applicable, the last sentence of Section 1.4(c) hereof. In the event that the Company elects from time to time during the Employment Period to award to its senior management or executives, generally, options to purchase shares of the Company’s stock pursuant to any stock option plan or similar program, the Executive shall be entitled to participate in any such stock option plan or similar program on a basis consistent with the participation of other senior management or executives of the Company.
     (k) Warrant. On the Effective Date, the Executive shall receive a warrant (the “Warrant Grant”) a warrant to purchase 125,000 shares of Company’s common stock, each with an exercise price equal to fair market value on the grant date, and a 10-year term (the “Warrant”). The Warrant shall vest and become exercisable in equal amounts on the first, second and third anniversaries of the Effective Date, subject to the Executive’s continued employment with the Company on each vesting date, and further subject to accelerated vesting and forfeiture on the same terms and conditions as set forth under the 1999 Incentive Plan and the terms of this Agreement; provided that in the event of the Executive’s termination by the Company without Cause, the Executive’s resignation with Good Reason or upon a Change of Control (as defined below), the Executive shall immediately be fully vested in the Warrant. Except as provided in the preceding sentence, any unvested warrants shall be forfeited upon termination of this Agreement, and any warrants that are vested but unexercised upon termination shall be subject to the terms and conditions of the 1999 Equity Incentive Plan, as if it applied to the Warrant, or, if applicable, the last sentence of Section 1.4(c) hereof. The shares of the Company’s Common Stock underlying the Warrant shall be registered pursuant to the terms of that certain Registration Rights Agreement (as defined in the Merger Agreement).

     1.4 Term and Termination.
     (a) Duration. The Employment Period shall commence on the Effective Date and the initial term shall terminate three (3) years from the Effective Date (the “Term”), unless earlier terminated by the Company or the Executive as set forth in this Section 1.4. The Term shall renew automatically for one-year periods, unless either party gives the other party written notice of its intention not to renew the Agreement no later than 90 days prior to the expiration of the then current Term. The Employment Period shall be terminated prior to the then-applicable expiration of the Term upon the first to occur of (i) termination of the Executive’s employment by the Company for Cause, (ii) termination of the Executive’s employment by the Company without Cause, (iii) the Executive’s resignation with Good Reason, (iv) the Executive’s resignation other than for Good Reason, or (v) the Executive’s death or Disability. The Executive shall not terminate the Employment Period, with or without Good Reason, unless he gives the Company written notice that he intends to terminate the Employment Period at least 90 days prior to the Executive’s proposed Termination Date. As a condition to Executive receiving any payments or benefits under Section 1.4(b) or Section 1.4(c), the Executive shall execute and deliver to the Company the Mutual General Release in the form attached hereto as Exhibit A (upon receipt of which and provided that Executive does not revoke such release within the applicable revocation period, the Company shall sign the Mutual General Release).
     (b) Severance Upon Termination Without Cause, Upon Resignation by the Executive For Good Reason or Failure to Renew Term. If the Employment Period is terminated by the Company without Cause or if the Executive resigns for Good Reason, or if the Company fails to renew the Term (in which case termination of the Executive’s employment shall be effective at the expiration of the then-current Term), then the Executive will be entitled to receive (1) any unpaid Base Salary through and including the date of termination or resignation and any other amounts, including any declared but unpaid Annual Bonus, or other entitlements then due and owing to the Executive as of the Termination Date; (2) an amount equal to the Executive’s Base Salary (at the rate in effect on the date the Executive’s employment is terminated) for the greater of the remainder of the Original Term or a two-year period following the Executive’s termination of employment as described in this Section 1.4(b), payable in (A) substantially equal installments over the lesser of (i) a six-month period immediately following such termination, or (ii) such shorter period that is the longest period permissible in order for the payments not to be considered “nonqualified deferred compensation” under Section 409A of the Code or any regulations, rulings or other regulatory guidance issued thereunder, or, if such payment terms would not satisfy the requirements of Section 409A of the Code and the regulations, rulings and other regulatory guidance issued thereunder, or (B) a lump sum on the date that is six months following the Executive’s “separation from service” (within the meaning of Section 409A of the Code) occurring in connection with such termination and (3) continue to participate in the Company’s group medical plan on the same basis as he previously participated or receive payment of, or reimbursement for, COBRA premiums (or, if COBRA coverage is not available, reimbursement of premiums paid for other medical insurance in an amount not to exceed the COBRA premium) for a two-year period following the Executive’s termination of employment; provided that if the Executive is provided with health insurance coverage by a successor employer, any such coverage by the Company shall cease (each of (1), (2) and (3) referred to as the “Severance Payment”). The Executive also shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the

Termination Date. If the Executive breaches his obligations under Section 1.6, 1.7, 1.8 or 1.9 of this Agreement, the Company’s obligation to make any Severance Payments and provide any Benefits shall cease as of the date of such breach; provided, that if the Executive cures such breach within 10 days of receiving written notice from the Company of such breach (which notice the Company shall provide promptly to the Executive after learning of such breach), the Company shall promptly pay all Severance Payments not made during such period of dispute and resume making Severance Payments and providing Benefits promptly following such cure.
     (c) Severance upon a Change of Control. Anything contained herein to the contrary notwithstanding, in the event the Executive’s employment hereunder is terminated within twelve (12) months following a Change of Control (as defined in the 1999 Equity Incentive Plan) by the Company without Cause or by the Executive with Good Reason, the Executive shall be entitled to receive the Severance Payment as described in sub-section (b) above; provided, however, that in lieu of the calculation contained in Section 1.4(b)(2), Executive shall be entitled to receive an amount equal to $100 less than three times the sum of (i) the Executive’s Base Salary (at the rate in effect on the date of termination) and (ii) the Annual Bonus (which, for this purpose, shall be deemed to equal the product of (A) the percentage of the Bonus Pool (as such term is defined in the Plan) that the Executive was awarded in the most recently completed Fiscal Year, multiplied by (B) four times the net income reported by the Company in the last complete fiscal quarter prior to the effective date of termination of the Executive’s employment); provided, however, that if such lump sum severance payment, either alone or together with other payments or benefits, either cash or non-cash, that the Executive has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to the Executive under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such lump sum severance payment or other benefit shall be reduced to the largest amount that will not result in receipt by the Executive of an “excess parachute payment.” The determination of the amount of the payment described in this subsection shall be made by the Company’s independent auditors at the sole expense of the Company. For purposes of clarification the value of any options described above will be determined by the Company’s independent auditors using a Black-Scholes valuation methodology. If within twelve (12) months after the occurrence of a Change of Control, the Company shall terminate the Executive’s employment without Cause or the Executive terminates his employment with Good Reason, then notwithstanding the vesting and exercisability schedule in any stock option or other grant agreement between the Company and the Executive, all unvested stock options, shares of restricted stock and other equity awards granted by the Company to the Executive pursuant to any such agreement shall immediately vest, and all such stock options shall become exercisable and shall remain exercisable for the lesser of 180 days after the effective date of termination of the Executive’s employment or the remaining term of the applicable option.
     (d) Death and Disability. In the event of the Company terminates this Agreement due to the death of the Executive, the Company shall pay the Executive his Base Salary through the date of termination, at the rate then in effect, and all expenses or accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the date of termination. In the event of the Company terminates this Agreement due to the Disability of the Executive, the Company shall pay to the Executive a lump sum cash payment in an amount equal to the present value of the Base Salary that would have been payable to the Executive during the remainder of the original Term had the Agreement not been so terminated, together with all expenses and accrued Benefits arising prior to such termination which are payable to the Executive pursuant to this Agreement through the date of termination. Any other rights and benefits the Executive may have under employee benefit plans and programs of the Company generally in the event of the Executive’s Disability shall be determined in accordance with the terms of such plans and programs. In the event of Executive’s death, any rights and benefits that the Executive’s estate or any other person may have under employee benefit plans and programs of the Company generally in the event of the Executive’s death shall be determined in accordance with the terms of such plans and programs.
     (e) Salary and Other Payments Through Termination. If the Executive’s employment with the Company is terminated during the Term (i) by the Company for Cause or (ii) by the Executive other than for Good Reason, the Executive will be entitled to receive his Base Salary through the Termination Date, but will not be entitled to receive any Severance Payments or Benefits after the Termination Date. The Executive shall be entitled to receive payment for all reimbursable expenses or other entitlements then due and owing to the Executive as of the Termination Date.
     (f) Other Rights. Except as set forth in this Section 1.4, all of the Executive’s rights to receive Base Salary, Benefits and Annual Bonuses hereunder (if any) which accrue or become payable after the termination of the Employment Period shall cease upon such termination.
     (g) Continuing Benefits. Notwithstanding Section 1.4(f), termination pursuant to this Section 1.4 shall not modify or affect in any way whatsoever any vested right of the Executive to benefits payable under any retirement or pension plan or under any other employee benefit plan of the Company, and all such benefits shall continue, in accordance with, and subject to, the terms and conditions of such plans, to be payable in full to, or on account of, the Executive after such termination.
     (h) No Duty of Mitigation. The Executive shall not be required to mitigate the amount of any payment provided for in this Article I by seeking other employment or otherwise.
     1.5 Key Man Life Insurance. The Company shall have the right to purchase in the Executive’s name a “key man” life insurance policy naming the Company or any of its Subsidiaries as the sole beneficiary thereunder. The Executive agrees to take all reasonable measures necessary to effect the foregoing, including without limitation submitting to a physical examination for the purpose of determining eligibility therefore and cooperating with any matters related to the application for, and if obtained, the maintenance of, such insurance policy. If Executive is found ineligible for some reason for such “key man” life insurance either at the inception of his employment or at anytime thereafter, this ineligibility will not affect Executive’s employability under this Agreement or constitute Cause for termination of Executive’s employment.

     1.6 Confidential Information.
     (a) The Executive shall not disclose or, directly or indirectly, use at any time, during the Employment Period or thereafter, any Confidential Information (as defined below) of which the Executive is or becomes aware, whether or not such information is developed by him, alone or with others, except to the extent that (i) such disclosure or use is required by the Executive’s performance of the duties assigned to the Executive by the Board, (ii) the Executive is required by subpoena or similar process to disclose or discuss any Confidential Information, provided, that in such case, the Executive shall promptly inform the Company in writing of such event, shall cooperate with the Company in attempting to obtain a protective order or to otherwise limit or restrict such disclosure to the greatest extent possible, and shall disclose only that portion of the Confidential Information as is strictly required, or (iii) such Confidential Information is or becomes generally known to and available for use by the public, other than as a result of any action or inaction directly or indirectly by the Executive. At the Company’s expense, the Executive shall take all appropriate steps to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss and theft. The Executive acknowledges that the Confidential Information obtained by him during the course of his employment with the Company is the sole and exclusive property of the Company and its Subsidiaries, as applicable.
     (b) The Executive understands that the Company and its Subsidiaries will receive from third parties confidential or proprietary information (“Third Party Information”) subject to a duty on the part of the Company and its Subsidiaries to maintain the confidentiality of such information and to use it only for certain limited purposes. During the Employment Period and in the period specified in such confidentiality agreements, and without in any way limiting the provisions of Section 1.6(a) above, the Executive will hold Third Party Information in confidence, consistent with the obligations applicable to Confidential Information of the Company generally, and will not disclose to anyone (other than personnel and agents of the Company or its Subsidiaries who need to know such information in connection with their work for the Company or its Subsidiaries) or use, except in connection with his work for the Company or its Subsidiaries, Third Party Information unless expressly authorized by the Board in writing.
     (c) As used in this Agreement, the term “Confidential Information” means information that is not generally known to the public and that is related in any way to the actual or anticipated business of the Company, its Subsidiaries, its Affiliates or any of their respective predecessors in interest, including but not limited to (i) business development, growth and other strategic business plans, (ii) properties available for acquisition, financing development or sale, (iii) accounting and business methods, (iv) services or products and the marketing of such services and products, (v) fees, costs and pricing structures, (vi) designs, (vii) analysis, (viii) drawings, photographs and reports, (ix) computer software, including operating systems, applications and program listings, (x) flow charts, manuals and documentation, (xi) data bases, (xii) inventions, devices, new developments, methods and processes, whether patentable or unpatentable and whether or not reduced to practice, (xiii) copyrightable works, (xiv) all technology and trade secrets, (xv) confidential terms of material agreements and customer relationships, and (xvi) all similar and related information in whatever form or medium. Confidential Information shall not include any information that has become generally available to the public prior to the date the Executive proposes to disclose or use such information or general know-how of the Executive. Confidential Information also expressly excludes

Executive’s general know-how and business contacts to the extent that the use of such information does not violate or breach the terms of Section 1.9.
     1.7 Inventions and Patents. Executive acknowledges that all discoveries, concepts, ideas, inventions, innovations, improvements, developments, products, methods, processes, techniques, programs, designs, analyses, drawings, reports, patents, copyrightable works and mask works (whether or not including any Confidential Information) and all issuances, registrations or applications related thereto, all other proprietary information or intellectual property and all similar or related information (whether or not patentable) conceived, developed, contributed to, made, or reduced to practice by Executive (either alone or with others) while employed by Company or any of its Subsidiaries or Affiliates or any of their respective predecessors in interest (including prior to the date of this Agreement) or using the materials, facilities or resources of the Company or any of its Subsidiaries or Affiliates or any of their respective predecessors in interest (collectively, “Company Works”) is the sole and exclusive property of the Company and its Subsidiaries. Executive hereby assigns all right, title and interest in and to all Company Works to the Company and its Subsidiaries and waives any moral rights he may have therein, without further obligation or consideration. Any copyrightable work prepared in whole or in part by the Executive will be deemed “a work made for hire” under Section 201(b) of the 1976 Copyright Act, and the Company and its Subsidiaries shall own all of the rights comprised in the copyright therein. The Executive shall promptly and fully disclose in writing all Company Works to the Company and shall cooperate with the Company and its Subsidiaries to protect, maintain and enforce the Company’s and its Subsidiaries’ interests in and rights to such Company Works (including, without limitation, providing reasonable assistance in securing patent protection and copyright registrations and executing all affidavits, assignments, powers-of-attorney and other documents as reasonably requested by the Company, whether such requests occur prior to or after termination of the Executive’s employment with the Company).
     1.8 Delivery of Materials Upon Termination of Employment. As requested by the Company from time to time and in any event upon the termination of the Executive’s employment with the Company , the Executive shall promptly deliver to the Company, or at the Company’s election destroy, all copies and embodiments, in whatever form or medium, of all Confidential Information, Company Works and other property and assets of the Company and its Subsidiaries in the Executive’s possession or within his control (including, but not limited to, office keys, access cards, written records, notes, photographs, manuals, notebooks, documentation, program listings, flow charts, magnetic media, disks, diskettes, tapes computers and handheld devices (including all software, files and documents thereon) and any other materials containing any Confidential Information or Company Works) irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company or destroyed, as applicable.
     1.9 Non-Compete and Non-Solicitation Covenants.
     (a) The Executive acknowledges and agrees that the Executive’s services to the Company and its Subsidiaries are unique in nature and that the Company and its Subsidiaries would be irreparably damaged if the Executive were to provide similar services to any Person competing with the Company and its Subsidiaries or engaged in the Business. The Executive further acknowledges that, in the course of his employment with the Company, he will become familiar with the Company’s and its Subsidiaries’ trade secrets and with other Confidential Information. During the Noncompete Period, he shall not, directly or indirectly, whether for himself or for any other Person, permit his name to be used by or participate in any business or enterprise (including, without limitation, any division, group or franchise of a larger organization) that engages or proposes to engage in the Business in the Restricted Territories, other than the Company and its Subsidiaries or except as otherwise directed or authorized by the Board. For purposes of this Agreement, the term “participate in” shall include, without limitation, having any direct or indirect interest in any Person, whether as a sole proprietor, owner, stockholder, partner, member, joint venturer, creditor or otherwise, or rendering any direct or indirect service or assistance to any Person (whether as a director, officer, supervisor, employee, agent, consultant or otherwise). Nothing herein will prohibit the Executive from mere passive ownership of not more than five percent (5%) of the outstanding stock of any class of a publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market. As used herein, the phrase “mere passive ownership” shall include voting or otherwise granting any consents or approvals required to be obtained from such Person as an owner of stock or other ownership interests in any entity pursuant to the charter or other organizational documents of such entity, but shall not include, without limitation, any involvement in the day-to-day operations of such entity.
     (b) During the Nonsolicitation Period, the Executive will not directly, or indirectly through another Person, solicit, induce or attempt to induce any customer, supplier, licensee, or other business relation of the Company or any of its Subsidiaries to cease doing business with the Company or any of its Subsidiaries, or solicit, induce or attempt to induce any person who is, or was during the then-most recent 12-month period, a corporate officer, general manager or other employee of the Company or any of its Subsidiaries to terminate such employee’s employment with the Company or any of its Subsidiaries, or hire any such person unless such person’s employment was terminated by the Company or any of its Subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee, employee or business relation and the Company or any of its Subsidiaries. The Executive acknowledges and agrees that the Company and its Subsidiaries would be irreparably damaged if the Executive were to breach any of the provisions contained in this Section 1.9(b).
     (c) Executive acknowledges that this Agreement, and specifically, this Section 1.9, does not preclude Executive from earning a livelihood, nor does it unreasonably impose limitations on Executive’s ability to earn a living. In addition, Executive agrees and acknowledges that the potential harm to the Company of its non-enforcement outweighs any harm to Executive of its enforcement by injunction or otherwise.
     1.10 Enforcement. If, at the time of enforcement of Section 1.6, 1.7, 1.8, 1.9 or 1.10, a court holds that the restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that, to the extent permitted by applicable law, the maximum period, scope or geographical area reasonable under such circumstances will be substituted for the Noncompete Period, scope or area. Because the Executive’s services are unique and because the Executive has access to Confidential Information and Company Works, the Parties agree that money damages would be an inadequate remedy for any breach of Section 1.6, 1.7, 1.8, 1.9 or 1.10. Therefore, in the event of a breach or threatened breach of Section 1.6, 1.7, 1.8, 1.9 or 1.10, the

Company or any of its Subsidiaries or any of their respective successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce, or prevent any violations of, the provisions hereof (without posting a bond or other security). The Parties hereby acknowledge and agree that (a) performance of the services of the Executive hereunder may occur in jurisdictions other than the jurisdiction whose law the Parties have agreed shall govern the construction, validity and interpretation of this Agreement, (b) the law of the State of New York shall govern construction, validity and interpretation of this Agreement to the fullest extent possible, and (c) Section 1.6, 1.7, 1.8, 1.9 or 1.10 shall restrict the Executive only to the extent permitted by applicable law.
     1.11 Survival. Sections 1.6, 1.7, 1.8 and 1.9 and 1.10 will survive and continue in full force in accordance with their terms notwithstanding any termination of the Employment Period.
     1.12 Consideration. The Executive hereby agrees and acknowledges that the Option Grant constitutes good and valuable consideration for the covenant and obligations incurred by Executive pursuant to Section 1.9.
ARTICLE III
DEFINED TERMS
     2.1 Definitions. For purposes of this Agreement, the following terms will have the following meanings:
          “Business” means the business of (i) acquiring or licensing, for sale, licensing or sublicensing (or other commercial exploitation) intellectual property including trademarks and service marks, including in connection therewith the acquisition of intellectual property-intensive companies, (ii) providing, structuring or assisting others in providing or obtaining whole company or asset-backed securitization financings involving intellectual property or (iii) activities related or ancillary to, or that support, any of the foregoing.
          “Cause” means with respect to the Executive, the occurrence of one or more of the following: (i) indictment of a felony involving moral turpitude, misappropriation of Company property, embezzlement of Company funds, violation of the securities laws or dishonesty, (ii) persistent and repeated refusal to comply with no less than three written directives of the Board with respect to an item that the Board reasonably deems material to the business, prospects and/or operations of the Company or requiring the Executive, in his reasonable judgment, after consultation with counsel, to act in a manner inconsistent with his fiduciary obligations; (iii) reporting to work under the influence of alcohol or illegal drugs, or the use of illegal drugs (whether or not at the workplace) or (iv) any willful breach of Section 1.6, 1.7, 1.8 or 1.9 of this Agreement. Notwithstanding the foregoing, termination by the Company for Cause (other than pursuant to clause (i) above) shall not be effective until and unless (i) Executive fails to cure such alleged act or circumstance within 30 days of receipt of notice thereof, to the satisfaction of the Board in the exercise of its reasonable judgment (or, if within such 30-day period the Executive commences and proceeds to take all reasonable actions to effect such cure, within such reasonable additional time period (no longer than 60 days) as may be necessary), and (ii) notice of intention to terminate for Cause has been given by the Company within sixty (60) days after the Board learns of the act, failure or event constituting “Cause,” and (iii) the Board has voted (at a meeting of the Board duly called and held as to which termination of Executive is an agenda item) by a vote of at least a two-thirds of the members of the Board (other than Executive) to terminate Executive for Cause after Executive has been given notice of the particular acts or circumstances which are the basis for the termination for Cause and has been afforded an opportunity to appear with counsel and present his positions at such meeting and to present his case thereat, and (iv) the Board has given notice of termination to Executive within five days after such meeting voting in favor of termination.
          “Code” means the Internal Revenue Code of 1986 and the Treasury regulations thereunder, each as amended from time to time.
          “Disability” shall have the meaning set forth in a policy or policies of long-term disability insurance, if any, the Company obtains for the benefit of itself and/or its employees. If there is no definition of “disability” applicable under any such policy or policies, if any, then the Executive shall be considered disabled due to mental or physical impairment or disability, despite reasonable accommodations by the Company and its Subsidiaries, to perform his customary or other comparable duties with the Company or its Subsidiaries immediately prior to such disability for a period of at least 120 consecutive days or for at least 180 non-consecutive days in any 12-month period.
          “Effective Date” means the date of the closing of the merger contemplated by the Merger Agreement, provided that there shall be no Effective Date (and this Agreement shall be incapable of being delivered to the Company) if at or prior to the closing of the merger, Executive is Disabled or has been indicted of a felony involving moral turpitude or violation of the securities laws.
          “Fiscal Year” means the fiscal year of the Company and its Subsidiaries.
          “Good Reason” means the occurrence, without the Executive’s written consent, of one or more of the following events: (i) the Company reduces the amount of Executive’s Base Salary, (ii) the Company requires that the Executive relocate his principal place of employment to a site that is more than 50 miles from the Company’s offices in New York City or if the Company changes the location of its headquarters with the consent of Executive to a location that is more than 50 miles from such location, (iii) the Company materially reduces the Executive’s responsibilities or removes the Executive from the position of Chief Executive Officer other than pursuant to a termination of his employment for Cause, or upon the Executive’s death or Disability, (iv) if the Executive has presented to the Board non-binding letters of intent for at least three potential acquisitions consistent with the acquisition parameters and plans set forth in the business plan agreed to by the Executive and the Board, the Company’s failure to enter into a definitive agreement for any acquisition within one year of the Effective Date, except where such failure (a) results from the Executive’s inability to negotiate terms acceptable to him and to the target that are consistent with the Company’s business plan and the overall acquisition parameters agreed to by the Executive and the Board or (b) reflects decisions not to pursue acquisitions in light of the results of due diligence indicating that proposed acquisitions should not or cannot be completed on the negotiated terms and conditions, (v) the failure of the Board or its nominating committee at any time to nominate Executive for election or re-election by the shareholders of the Company to the Company’s Board of Directors, (vi) the failure or unreasonable delay of the Company to provide to the Executive any of the payments or benefits contemplated hereby or (vii) the Company otherwise materially breaches the terms of this Agreement; provided that no such event shall constitute Good Reason hereunder unless (a) the Executive shall have given written notice to the Company of the Executive’s intent to resign for Good Reason within 30 days after the Executive becomes aware of the occurrence of any such event, which notice shall describe in reasonable detail the event or events constitution the basis for the Executive’s intention to resign for Good Reason and (b) such event or occurrence, if a breach susceptible to cure, shall not have been cured or otherwise shall not have been resolved to the Executive’s reasonable satisfaction, in each case within 30 days of the Company’s receipt of such notice. In such case the Executive’s resignation shall become effective on the 61st day after the Company’s receipt of the aforementioned notice.
          “Merger Agreement” means that certain Agreement and Plan of Merger, by and among the Company, UCC Capital Corporation, UCC Consulting Corp., UCC Servicing, LLC, AHINV Acquisition Corp., the Company and the Executive, in his capacity as Securityholders’ Representative, dated as of June 6, 2006.
          “Noncompete Period” means the Employment Period and 24 months thereafter; provided that, in the event, but only in the event, the Executive’s employment hereunder is terminated by the Company without Cause or by the Executive with Good Reason, “Noncompete Period” shall mean the Employment Period and 12 months thereafter.
          “Nonsolicitation Period” means the Employment Period and 24 months thereafter.
          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or the United States of America any other nation, any state or other political subdivision thereof, or any entity exercising executive, legislative, judicial, regulatory or administrative functions of government.
          “Restricted Territories” means the United States and its territories and possessions in which the Company engages in the Business as of the Termination Date.
          “Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership, association, or business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association, or other business entity (other than a corporation) if such Person or Persons shall be allocated a majority of limited liability company, partnership, association, or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association, or other business entity. For purposes hereof, references to a “Subsidiary” of any Person shall be given effect only at such times that such Person has one or more Subsidiaries, and, unless otherwise indicated, the term “Subsidiary” refers to a Subsidiary of the Company.
          “Termination Date” means the effective date of the Executive’s termination of employment with the Company.
          “UCC” means, collectively, UCC Capital Corporation, a New York corporation UCC Consulting Corp., a New York corporation, UCC Servicing, LLC, a New York limited liability company and each of their respective Subsidiaries and Affiliates.
     2.2 Other Definitional Provisions.
     (a) Section references contained in this Agreement are references to sections in this Agreement, unless otherwise specified. Each defined term used in this Agreement has a comparable meaning when used in its plural or singular form. Each gender-specific term used in this Agreement has a comparable meaning whether used in a masculine, feminine or gender-neutral form.
     (b) Whenever the term “including” (whether or not that term is followed by the phrase “but not limited to” or “without limitation” or words of similar effect) is used in this Agreement in connection with a listing of items within a particular classification, that listing will be interpreted to be illustrative only and will not be interpreted as a limitation on, or an exclusive listing of, the items within that classification.
ARTICLE III
MISCELLANEOUS TERMS
     3.1 Defense of Claims. The Executive agrees that, during the Employment Period, and for a period of six months after termination of the Executive’s employment, upon request by the Company, the Executive shall reasonably cooperate with the Company in connection with any matters the Executive worked on during his employment with the Company and any related transitional matters. In addition, during the Employment Period and thereafter, the Executive agrees to reasonably cooperate with the Company in the defense of any claims or actions that may be made by or against the Company that affect the Executive’s prior areas of responsibility or involve matters about which the Executive has knowledge, except if the Executive’s reasonable interests are adverse to the Company in such claim or action and provided that after the Employment Period such level of cooperation shall be reasonable and shall take due account of the Executive’s work and personal commitments. The Company agrees to promptly reimburse the Executive for all of the Executive’s reasonable travel and other direct expenses incurred, or to be reasonably incurred, to comply with the Executive’s obligations under this Section 3.1.
     3.2 Nondisparagement. The Executive agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Company or its Subsidiaries or any current or former officers, directors, employees or shareholders thereof or (ii) taking any other action with respect to the Company or its Subsidiaries which is reasonably expected to result, or does result in, damage to the business or reputation of the Company, its Subsidiaries or any of its current or former officers, directors, employees or shareholders. The Company agrees to refrain from (i) making, directly or indirectly, any derogatory comments concerning the Executive or (ii) taking any other action with respect to the Executive which is reasonably expected to result, or does result in, damage to the reputation of the Executive. Notwithstanding anything to the contrary contained herein, nothing in this Agreement shall prohibit or restrict either party from, truthfully and in good faith: (i) making any disclosure of information required by law; (ii) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or the Company’s or the Executive’s designated legal, compliance or human resources officers; or (iii) filing, testifying, participating in or otherwise assisting in a proceeding relating to an alleged violation of any federal, state or municipal law relating to fraud, or any rule or regulation of the Securities and Exchange Commission or any self-regulatory organization.
     3.3 Source of Payments. All payments provided under this Agreement, other than payments made pursuant to a plan which provides otherwise and except as otherwise provided herein, shall be paid in cash from the general funds of the Company, and no special or separate fund shall be established, and no other segregation of assets shall be made, to assure payment. The Executive shall have no right, title or interest whatsoever in or to any investments which the Company or its Subsidiaries may make to aid the Company in meeting its obligations hereunder. To the extent that any person acquires a right to receive payments from the Company hereunder, such right shall be no greater than the right of an unsecured creditor of the Company.
     3.4 Notices. Any notice provided for in this Agreement must be in writing and must be either personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by reputable overnight courier service (charges prepaid) or sent by facsimile (with receipt confirmed) to the recipient at the address or facsimile number indicated below:

To the Company:

Aether Holdings, Inc.
621 E. Pratt Street, Suite 601
Baltimore, MD 21202
Telephone:	(443) 573-9400
Telecopy:	(443) 573-9418
Attention:	Chief Executive Officer

With copies to:

Kirkland & Ellis LLP
655 Fifteenth Street, N.W.
Suite 1200
Washington, D.C. 20005
Telephone:	(202) 879-5000
Telecopy:	(202) 879-5200
Attention:	Mark D. Director, Esq.

To the Executive:

Robert W. D’Loren
1330 Avenue of the Americas, 40th Floor
New York, NY 10019
Telephone:	(212) 277-1101
Telecopy:	(212) 277-1160

With copies to:

Littman Krooks LLP
655 Third Avenue, 20th Floor
New York, NY 10017
Telephone:	(212) 490-2020
Telecopy:	(212) 490-2990
Attention:	Mitchell C. Littman, Esq.
or such other address or to the attention of such other Person as the recipient Party will have specified by prior written notice to the sending Party. Any notice under this Agreement will be deemed to have been given when so delivered or sent or, if mailed, five days after deposit in the U.S. mail.
     3.5 Severability. Subject to the express provisions of Section 1.10 relating to certain specified changes, whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
     3.6 Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with regard to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way. To the extent that this Agreement provides greater benefits to the Executive than available under the Company’s employee handbook or other corporate policies, then this Agreement shall prevail.
     3.7 Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement.
     3.8 Assignment. Without the Executive’s consent, the Company may not assign its rights and obligations under this Agreement except (i) to a “Successor” (as defined below) or (ii) to an entity that is formed and controlled by the Company or any of its Subsidiaries. This Agreement is personal to the Executive, and the Executive shall not have the right to assign the Executive’s interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement, nor shall the Executive have the right to pledge, hypothecate, transfer, assign or otherwise encumber the Executive’s right to receive any form of compensation hereunder without the prior written consent of the Board. As used in this Section 3.8, “Successor” shall include any Person that at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets of, or ownership interests in, the Company and its Subsidiaries.
     3.9 Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Company, the Executive, and their respective heirs, successors and permitted assigns.
     3.10 Choice of Law. This Agreement and the performance of the parties hereunder shall be governed by the internal laws (and not the law of conflicts) of the State of New York. Any claim or controversy arising out of or in connection with this Agreement, or the breach thereof, shall be adjudicated exclusively by the Supreme Court, New York County, State of New York, or by a federal court sitting in Manhattan in New York City, State of New York. The parties hereto agree to the personal jurisdiction of such courts and agree to accept process by regular mail in connection with any such dispute.
     3.11 Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.
     3.12 Legal Fees and Court Costs. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Company, all expenses (including reasonable attorneys’ fees) of the Company in such action, suit or other proceeding shall be paid by the Executive. In the event that any action, suit or other proceeding in law or in equity is brought to enforce the provisions of this Agreement, and such action results in the award of a judgment for money damages or in the granting of any injunction in favor of the Executive, all expenses (including reasonable attorneys’ fees and travel expenses) of the Executive in such action, suit or other proceeding shall be paid by the Company.
     3.13 Remedies. Subject to the provisions of Section 3.1, each Party will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. Nothing herein shall prohibit any arbitrator or judicial authority from awarding attorneys’ fees or costs to a prevailing Party in any arbitration or other proceeding to the extent that such arbitrator or authority may lawfully do so.
     3.14 Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement will affect the validity, binding effect or enforceability of this Agreement.

     3.15 Third Party Beneficiaries. This Agreement will not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns and other than, in the event of the Executive’s death, his estate, to which all of Executive’s rights and remedies set forth herein shall accrue.
     3.16 The Executive’s Representations. The Executive hereby represents and warrants to the Company that (a) the execution, delivery and performance of this Agreement by the Executive do not and shall not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which the Executive is a party or by which he is bound, (b) the Executive is not a party to or bound by any employment agreement, noncompete agreement or confidentiality agreement with any other Person (or other agreement with any other person containing a restriction on the Executive’s right to do business or obligating him to do business with any other Person on a priority or preferential basis), (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of the Executive, enforceable in accordance with its terms and (d) upon the execution and delivery of this Agreement by the Company, Executive shall not be in violation of clause (i) set forth in the definition of Cause and shall not be Disabled.
     3.17 Amendment to Comply with Section 409A of the Code. To the extent that this Agreement or any part thereof is deemed to be a nonqualified deferred compensation plan subject to Section 409A of the Code and the Treasury Regulations (including proposed regulations) and guidance promulgated thereunder, (a) the provisions of this Agreement shall be interpreted in a manner to the maximum extent possible to comply in good faith with Code Section 409A and (b) the parties hereto agree to amend this Agreement for purposes of complying with Code Section 409A promptly upon issuance of any Treasury regulations or guidance thereunder, provided, that any such amendment shall not materially change the present value of the benefits payable to the Executive hereunder or otherwise materially adversely affect the Executive, the Company, or any affiliate of the Company, without the consent of such party.
[END OF PAGE]
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, the Parties have executed this Employment Agreement as of the date first written above.

AETHER HOLDINGS, INC.
By:
	Name:	David S. Oros
	Title:	Chief Executive Officer

ROBERT W. D’LOREN

EXHIBIT A
FORM OF MUTUAL RELEASE
     I, Robert W. D’Loren, on behalf of myself and my heirs, successors and assigns, in consideration of and subject to the performance by Aether Holdings, Inc., a Delaware corporation (together with its Subsidiaries, the “Company”), of its material obligations under the Employment Agreement, dated as of June ___, 2006 (the “Employment Agreement”) and Sections 3, 4, 7, 8, 10 and 12 below, do hereby release and forever discharge as of the date hereof the Company and its Subsidiaries, all present and former directors, officers, agents, representatives, employees, successors and assigns of the Company and its Subsidiaries, and all direct or indirect owners of each of foregoing (collectively, the “Released Parties”) to the extent provided below.
1,.	I understand that certain of the payments or benefits paid or granted to me under Section 1.4(b) and Section 1.4(c) of the Employment Agreement represent, in part, consideration for signing this Mutual General Release and are not salary, wages or benefits to which I was already entitled. I understand and agree that I will not receive the payments and benefits specified in Section 1.4(b) or Section 1.4(c) of the Employment Agreement (other than for any other unpaid compensation, benefits and expenses to which I am entitled thereunder for employment prior to termination) unless I execute this Mutual General Release and do not revoke this Mutual General Release within the time period permitted hereafter or breach this Mutual General Release.

2.	Except as provided in paragraph 6 below, and except for compensation and benefits and equity ownership in the Company I am entitled to under the terms of the Employment Agreement, I knowingly and voluntarily release and forever discharge the Released Parties from any and all claims, controversies, actions, causes of action, cross-claims, counter-claims, demands, debts, compensatory damages, liquidated damages, punitive or exemplary damages, other damages, claims for costs and attorneys’ fees, or liabilities of any nature whatsoever in law and in equity, both past and present (through the date of this Mutual General Release) and whether known or unknown, suspected, or claimed against the Released Parties which I, my spouse, or any of my heirs, executors, administrators or assigns, may have, which arise out of or are connected with my employment with, or my separation from, the Company (including, but not limited to, any allegation, claim or violation, arising under: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Age Discrimination in Employment Act of 1967, as amended (including the Older Workers Benefit Protection Act) (except as provided in paragraph 6 below); the Equal Pay Act of 1963, as amended; the Americans with Disabilities Act of 1990; the Family and Medical Leave Act of 1993; the Civil Rights Act of 1866, as amended; the Worker Adjustment Retraining and Notification Act; the Employee Retirement Income Security Act of 1974; any applicable Executive Order Programs; the Fair Labor Standards Act; or their state or local counterparts; or under any other federal, state or local civil or human rights law, or under any other local, state, or federal law, regulation or ordinance; or under any public policy, contract or tort, or under common law; or arising under any policies, practices or procedures of the Company; or any claim for wrongful discharge, breach of contract, infliction of emotional distress, defamation; or any claim for costs, fees, or other expenses, including attorneys’ fees incurred in these matters) (all of the foregoing collectively referred to herein as the “Claims”).

3.	This Release is mutual, and the Company hereby expressly releases Robert W. D’Loren, his successors, assigns, heirs, executors and administrators (“D’Loren Parties”) from all claims and to the same extent as described in the preceding Section 2.

4.	The Parties represent and acknowledge that they have not assigned or transferred or purported to assign or transfer, to any person or entity, any right, claim, demand, cause of action, or other matter mentioned or implied by this Mutual General Release.

5.	I represent, warrant and covenant to each of the Released Parties that at no time prior to or contemporaneous with his execution of this Mutual General Release have I knowingly engaged in any wrongful conduct against, on behalf of or as the representative or agent of the Company. Each Party represents, warrants and covenants to each of the other Parties that at no time prior to or contemporaneous with his or its execution of this Mutual General Release has any Party filed or caused or knowingly permitted the filing or maintenance, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency or other tribunal, any charge, claim or action of any kind, nature and character whatsoever (“Claim”), known or unknown, suspected or unsuspected, that is pending on the date hereof against the other Parties which is based in whole or in part on any matter referred to in Sections 2 and 3 above; and, subject to each Party’s performance under this Mutual General Release, to the maximum extent permitted by law each Party shall be prohibited from filing or maintaining, or causing or knowingly permitting the filing or maintaining, of any such Claim in any such forum.

6.	I agree that this Mutual General Release does not waive or release any rights or claims that I may have under the Age Discrimination in Employment Act of 1967 which arise after the date I execute this Mutual General Release. I acknowledge and agree that my separation from employment with the Company in compliance with the terms of the Employment Agreement shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).

7.	In signing this Mutual General Release, the Parties acknowledge and intend that it shall be effective as a bar to each and every one of the Claims hereinabove mentioned or implied. The Parties expressly consent that this Mutual General Release shall be given full force and effect according to each and all of its express terms and provisions, including those relating to unknown and unsuspected Claims (notwithstanding any state statute that expressly limits the effectiveness of a general release of unknown, unsuspected and unanticipated Claims), if any, as well as those relating to any other Claims hereinabove mentioned or implied. The Parties acknowledge and agree that this waiver is an essential and material term of this Mutual General Release and that without such waiver the Parties would not have agreed to the terms of the Employment Agreement. The Parties further agree that in the event a claim is brought in violation of this Mutual General Release, this Mutual General Release shall serve as a complete defense to such Claims. I further agree that I am not aware of any pending charge or complaint of the type described in paragraph 2 as of the execution of this General Release.

8.	The Parties agree that neither this Mutual General Release, nor the furnishing of the consideration for this Mutual General Release, shall be deemed or construed at any time to be an admission by any Released Party or the Executive of any improper or unlawful conduct.

9.	I agree that I will forfeit all cash amounts payable by the Company pursuant to the Employment Agreement that would not have otherwise been paid but for my signing this Mutual General Release if I challenge the validity of this Mutual General Release.

10.	The Parties agree that this Mutual General Release is confidential and agree not to disclose any information regarding the terms of this Mutual General Release to any third party, except any tax, legal or other counsel consulted regarding the meaning or effect hereof or as required by law and except that the Company may disclose this Mutual General Release to its affiliates and their representatives. The Executive may also disclose information contained herein to his immediate family. The Parties will instruct each of the foregoing not to disclose the same to anyone.

11.	Any non-disclosure provision in this Mutual General Release does not prohibit or restrict me (or my attorney) or the Company or its attorney from responding to any inquiry about this Mutual General Release or its underlying facts and circumstances by any governmental entity.

12.	The Parties specifically acknowledge their continuing obligations to one another under the Employment Agreement, including without limitation under Section 1.6, Section 1.7, Section 1.8, Section 1.9 and Section 3.1 of the Employment Agreement.

13.	Whenever possible, each provision of this Mutual General Release shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Mutual General Release is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Mutual General Release shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

14.	Capitalized terms used but not defined herein shall have the meaning given such terms in the Employment Agreement.
BY SIGNING THIS MUTUAL GENERAL RELEASE, I REPRESENT AND AGREE THAT:
a. I HAVE READ IT CAREFULLY;
b. I UNDERSTAND ALL OF ITS TERMS AND KNOW THAT I AM GIVING UP IMPORTANT RIGHTS, INCLUDING BUT NOT LIMITED TO, RIGHTS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT OF 1967, AS AMENDED; TITLE VII OF THE CIVIL RIGHTS ACT OF 1964, AS AMENDED; THE EQUAL PAY ACT OF 1963; THE

AMERICANS WITH DISABILITIES ACT OF 1990; AND THE EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED;
c. I VOLUNTARILY CONSENT TO EVERYTHING IN IT;
d. I HAVE BEEN ADVISED TO CONSULT WITH AN ATTORNEY BEFORE EXECUTING IT AND I HAVE DONE SO OR, AFTER CAREFUL READING AND CONSIDERATION, I HAVE CHOSEN NOT TO DO SO OF MY OWN VOLITION;
e. I HAVE HAD AT LEAST 21 DAYS FROM THE DATE OF MY RECEIPT OF THIS RELEASE, SUBSTANTIALLY IN ITS FINAL FORM ON ______ __, ___, TO CONSIDER IT, AND THE CHANGES MADE SINCE THE ______ __, ___VERSION OF THIS RELEASE ARE NOT MATERIAL AND WILL NOT RESTART THE REQUIRED 21-DAY PERIOD;
f. THE CHANGES TO THE AGREEMENT SINCE ______ __, ___ EITHER ARE NOT MATERIAL OR WERE MADE AT MY REQUEST.
g. I UNDERSTAND THAT I HAVE SEVEN (7) DAYS AFTER THE EXECUTION OF THIS RELEASE TO REVOKE IT AND THAT THIS RELEASE SHALL NOT BECOME EFFECTIVE OR ENFORCEABLE UNTIL THE REVOCATION PERIOD HAS EXPIRED;
g. I HAVE SIGNED THIS MUTUAL GENERAL RELEASE KNOWINGLY AND VOLUNTARILY AND WITH THE ADVICE OF ANY COUNSEL RETAINED TO ADVISE ME WITH RESPECT TO IT; AND
h. I AGREE THAT THE PROVISIONS OF THIS MUTUAL GENERAL RELEASE MAY NOT BE AMENDED, WAIVED, CHANGED OR MODIFIED EXCEPT BY AN INSTRUMENT IN WRITING SIGNED BY AN AUTHORIZED REPRESENTATIVE OF THE COMPANY AND BY ME.

Date ______, ___, ___
Robert W. D’Loren

     Acknowledged and agreed as of the date first written above:

AETHER HOLDINGS, INC.
By:
Name:
Title: